Exhibit 97.1
HERC HOLDINGS INC.

EXECUTIVE INCENTIVE COMPENSATION RECOVERY POLICY
(Effective November 30, 2023)

Herc Holdings Inc. (the “Company”) has adopted this Executive Incentive Compensation Recovery Policy (the “Policy”) pursuant to Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.Definitions.

(a)“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company or its subsidiaries.
(b)“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. For purposes of this Policy, stock price and total shareholder return are Financial Reporting Measures. A measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission in order to be considered a Financial Reporting Measure.
(c)“Incentive Compensation” means any compensation of an Executive Officer that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

2.Administration.

(a)This Policy shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in each case, to the extent permitted under the NYSE Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the U.S. Internal Revenue Code. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and Executive Officers, and need not be uniform with respect to each person covered by this Policy.

(b)In the administration of this Policy, the Committee is authorized and directed to consult with the full Board of Directors or such other committees of the Board of Directors as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation at applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). Any action or inaction by the Committee with respect to an Executive Officer under this Policy in no way limits the Committee’s decision to act or not to act with respect to any other Executive

Officer under this Policy or under any similar policy, agreement or arrangement, nor shall any such action or inaction serve as a waiver of any rights the Company may have against any Executive Officer other than as set forth in this Policy.

3.Application of the Policy.

(a)Subject to Section 5(a), this Policy applies to Incentive Compensation received by Executive Officers (i) after beginning service as an Executive Officer, (ii) on or after October 2, 2023, and (iii) who served as an Executive Officer at any time during the applicable performance period. Incentive Compensation will be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.
(b)This Policy applies only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This Policy does not apply to an accounting restatement that does not result from the material noncompliance of the Company with any financial reporting requirement under the securities laws, including, without limitation, due to changes to accounting principles, internal restructurings and stock splits.
(c)This Policy supplements the Company’s Amended and Restated Compensation Recovery Policy and any of the Company’s other compensation recovery policies in effect now or in the future. To the extent this Policy applies to an Executive Officer or Incentive Compensation, this Policy shall be the only compensation recovery policy applicable to such compensation and no other compensation recovery policy shall apply; provided that, if such other policy provides that a greater amount of such compensation is subject to recovery, such other policy may apply to the amount in excess of the amount subject to recovery under this Policy.
(d)The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce the Executive Officer’s obligation to the Company, including termination of employment or institution of legal proceedings.
4.Erroneously Awarded Compensation.

(a)The amount of Incentive Compensation that is recoverable from an Executive Officer pursuant to this Policy (“Erroneously Awarded Compensation”) is the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid.
(b)For Incentive Compensation based on stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount shall be based on the Committee’s reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received. The Company shall maintain documentation of the calculation of that reasonable estimate and provide such documentation to the NYSE.

5.Recovery.
(a)The Incentive Compensation subject to recovery under this Policy is the Incentive Compensation received by an Executive Officer during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 3(b). The date that the Company is required to prepare an accounting restatement shall be determined pursuant to Section 10D-1(b)(1)(ii) of the Exchange Act.
(b)The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the following conditions apply:
(i)Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Committee has determined that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation.
(ii)Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country legal counsel that recovery would result in such a violation.
(iii)Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(c)The Committee shall determine, in its sole and absolute discretion, the repayment method and schedule for each amount of Erroneously Awarded Compensation to be recovered under this Policy, to the extent permitted under the NYSE Listed Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the U.S. Internal Revenue Code.
6.No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.
7.Enforcement.
(a)This Policy is binding and enforceable by the Company against all Executive Officers subject to this Policy and their beneficiaries, heirs, executors, administrators and other legal representatives.
(b)Each Executive Officer shall sign and return to the Company within thirty (30) calendar days following the later of (i) the effective date of this Policy or (ii) the date such individual becomes an Executive Officer, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Executive Officer agrees to be bound by, and to comply with, the terms and conditions of this Policy.
(c)If an Executive Officer fails to repay any Erroneously Awarded Compensation, the Executive Officer shall be required to reimburse the Company for all expenses, including, but not limited to, legal expenses, incurred by the Company in seeking to enforce this Policy against the Executive Officer and recover any Erroneously Awarded Compensation from the Executive Officer.
(d)If any provision of this Policy or the application of this Policy is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Policy and the invalid, illegal or unenforceable provisions shall be deemed amended to the minimum extent necessary to render any such provision, or the application thereof, valid, legal or enforceable.

EXHIBIT A

HERC HOLDINGS INC.
EXECUTIVE INCENTIVE COMPENSATION RECOVERY POLICY ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Herc Holdings Inc. (the “Company”) Executive Compensation Recovery Policy (the “Policy”).
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment or service with the Company. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.
EXECUTIVE OFFICER
______________________
Signature
______________________
Print Name
______________________
Date